Exhibit 4.2

DESCRIPTION OF SECURITIES REGISTERED UNDER

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Northwest Pipe Company (“Company”), has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock. The following description of our common stock and preferred stock is summarized from, and qualified in its entirety by reference to, our Second Restated Articles of Incorporation, as amended (“Articles”), a copy of which has been filed with the Securities and Exchange Commission (“SEC”) and is incorporated by reference as an exhibit to the Annual Report on Form 10-K to which this exhibit is a part. This summary is not intended to give full effect to provisions of statutory or common law. We urge you to review the following documents because they, and not this summary, define your rights as a holder of shares of common stock:

●     the Oregon Business Corporation Act, as it may be amended from time to time (“OBCA”);

●     our Second Restated Articles of Incorporation, as amended to date and as may be amended or restated from time to time; and

●     our Third Amended and Restated Bylaws, as may be amended or restated from time to time (“Bylaws”).

Authorized Capital Stock

The Company’s authorized capital stock consists of (i) 15,000,000 shares of common stock, par value $0.01 per share (the “common stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”).

Preferred Stock

We may issue shares of our preferred stock from time to time, in one or more series. Under our Articles, our board of directors has the authority, without further action by shareholders, to designate up to 10,000,000 shares of preferred stock, $0.01 par value per share, in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including but not limited to dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.

There are no shares of preferred stock issued or outstanding. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by the Company’s shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company’s securities may be listed or traded.

Although the board of directors has no intention at the present time of doing so, it could authorize or issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. The board of directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its shareholders. The board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of the Company’s shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then-current market price of such stock.

In connection with the rights agreement that we entered into with ChaseMellon Investor Services LLC as rights agent on June 28, 1999, our board of directors designated 150,000 shares of preferred stock as series A junior participating preferred stock (“Series A Preferred Stock”). In connection with the rights agreement, a dividend was declared of one preferred stock purchase right (“Right”) for each outstanding share of common stock. Each such Right entitled the registered holder to purchase from us one one-hundredth of a share of Series A Preferred Stock at a purchase price of $83.00 per one one-hundredth share, subject to adjustment. The rights agreement and the Rights expired on June 28, 2019, with no shares of Series A Preferred Stock outstanding, and we have no plan to issue any shares of Series A Preferred Stock.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights.

Dividends

Holders of common stock are entitled to receive such dividends as may from time to time be declared by our board of directors out of funds legally available therefor, subject to any preferential dividend rights granted to the holders of any outstanding series of preferred stock. We currently intend to retain our earnings for use in our business and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. We have never declared or paid any cash dividends on our capital stock. In the future, the decision to pay any cash dividends will depend upon our results of operations, financial condition and capital expenditure plans, as well as such other factors as our board of directors, in its sole discretion, may consider relevant.

Liquidation, Redemption and Preemptive Rights

Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding class or series of preferred stock. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock that we may issue in the future as described below.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “NWPX.”

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Advance Notice Procedures

The Bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors, or bring other business before a meeting of shareholders of the Company.

The Company’s Bylaws permit shareholders to make nominations for the election of directors only if such nominations are made pursuant to timely notice in writing to the Company’s Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder’s notice of nomination must also set forth certain information specified in the Company’s Bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder.

Under the Company’s Bylaws, a shareholder proposal to bring business before a meeting of shareholders of the Company must be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A shareholder’s submission must include certain specified information concerning the proposal, the shareholder and the shareholder’s ownership of common stock of the Company.

Anti-takeover Effects of Certain Provisions of Oregon Law, the Articles and Bylaws

Oregon Law

Oregon Business Combination Act. We are subject to the Oregon Business Combination Act. The Business Combination Act generally provides that in the event a person or entity acquires 15% or more of the voting stock of an Oregon corporation, thereby becoming an “interested shareholder,” the corporation and the interested shareholder, or any affiliated entity, may not engage in certain business combination transactions for a period of three years following the date the person became an interested shareholder. Business combination transactions for this purpose include:

●	a merger or plan of share exchange;
●

any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of the corporation’s assets or outstanding capital stock; or

●	certain transactions that result in the issuance of capital stock of the corporation to the interested shareholder.

These restrictions imposed by The Business Combination Act are not applicable if:

●

as a result of the transaction in which a person became an interested shareholder, the interested shareholder will own at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers and certain employee benefit plans);

●	the board of directors approves the business combination or transaction that resulted in the person becoming an interested shareholder; or
●

the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (excluding shares owned by the interested shareholder) approve the business combination after the interested shareholder has acquired 15% or more of the corporation’s voting stock.

Oregon Control Share Act. We are also subject to the Oregon Control Share Act. The Oregon Control Share Act generally provides that a person who acquires voting stock of an Oregon corporation, in a transaction that results in the acquiror holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation, cannot vote the shares it acquires in the acquisition. An acquiror is broadly defined to include companies or persons acting as a group to acquire the shares of the Oregon corporation. This restriction does not apply if voting rights are given to the control shares by:

●	a majority of the outstanding voting shares, including shares held by the company’s officers and employee directors; and
●	a majority of the outstanding voting shares, excluding the control shares held by the acquiror and shares held by the company’s officers and employee directors.

In order to retain the voting rights attached to acquired shares, this vote would be required when an acquiror’s holdings exceed 20% of the total voting power, and again at the time the acquiror’s holdings exceed 33 1/3% and 50%, respectively.

The acquiror may, but is not required to, submit to the target company an “acquiring person statement” that includes specific information about the acquiror and its plans for the company. The acquiring person statement may also request that the company call a special meeting of shareholders to determine whether the control shares will be allowed to have voting rights. If the acquiror does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual or special meeting of shareholders that is held more than 60 days after the date of the acquisition of control shares. If the acquiror’s control shares are allowed to have voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of voting rights for the control shares will have the right to receive the appraised fair value of their shares, which may not be less than the highest price paid per share by the acquiror for the control shares.

Shares are not deemed to be acquired in a control share acquisition if, among other things, they are acquired from the issuing corporation, or are issued pursuant to a plan of merger or exchange effected in compliance with the Oregon Business Corporation Act and the issuing corporation is a party to the merger or exchange agreement.

Articles and Bylaws

Our Articles, contain provisions that (i) classify the board of directors into three classes, each of which serves for a three-year term with one class elected each year, (ii) provide that directors may be removed by shareholders only for cause and only upon the affirmative vote of 75% of the outstanding shares of common stock, (iii) permit the board of directors to issue preferred stock in one or more series and to fix the number of shares constituting any such series, the voting powers and all other rights and preferences of any such series, without any further vote or action by our shareholders, and (iv) require the approval of the holders of not less than sixty-seven percent (67%) of the outstanding shares of the Company for any agreement of merger or consolidation, sale of all or substantially all of the Company’s assets or dissolution or liquidation of the Company.

Our Bylaws contain provisions requiring that (i) any action to be taken by our shareholders must be effected at a duly called annual or special meeting of shareholders, except where such action is taken by the unanimous written consent of all shareholders entitled to vote on such action; and (ii) any shareholder seeking to present proposals before a meeting of shareholders or to nominate candidates for election to the board of directors at a meeting of shareholders must provide notice in writing in a timely manner in advance of any such action.

The staggered terms for directors, the provisions allowing the removal of directors only for cause, the availability of preferred stock for issuance without shareholder approval, the limitation on shareholder action by less than unanimous written consent, and the advance notice requirement for proposals and nominations by shareholders may have the effect of lengthening the time required for a person to acquire control of us through a proxy contest or the election of a majority of the board of directors and may deter any potential unfriendly offers or other efforts to obtain control. This could deprive our shareholders of opportunities to realize a premium for their common stock and could make removal of incumbent directors more difficult. At the same time, these provisions may have the effect of inducing any persons seeking control of us to negotiate terms acceptable to the board of directors.

Amendment

The Articles provides that the affirmative vote of the holders of at least 75% of the affirmative vote of not less than 75% of the votes then entitled to be cast for election of directors, is required to amend provisions of the Articles relating to the number, election and term of Company’s directors and the removal of directors.

The Bylaws may be altered, amended, or repealed and new bylaws may be adopted by the Board of Directors at any regular or special meeting, subject to repeal or change by action of the shareholders of the corporation.

Limitation on Liability and Indemnification Matters

As an Oregon corporation, the Company is subject to the OBCA and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2)(d) of the OBCA, Article IV of the Company’s Articles, eliminates the liability of the Company’s directors to the Company or its shareholders, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities.

Section 60.387 et seq. of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not opposed to the corporation’s best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation but may indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA provides for mandatory indemnification of directors against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute.

The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation’s articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise. The Articles require the Company to indemnify its directors and officers to the fullest extent not prohibited by law.